EXHIBIT 99.1

RELIANCE BANCORP, INC.
585 STEWART AVENUE                                    (516) 222-9300
GARDEN CITY, NY 11530                         FAX:    (516) 222-4559

                                                  NEWS RELEASE


FOR IMMEDIATE RELEASE         March 19, 1997
                              For Information Contact:
                              Paul D. Hagan
                              V.P. - Chief Financial Officer
                              (516) 222-9300 extension 286



           RELIANCE BANCORP, INC. ANNOUNCES INCREASE IN THIRD QUARTER
                       CASH DIVIDEND FOR FISCAL YEAR 1997


Garden City, New York, March 19, 1997

Reliance Bancorp, Inc. (NASDAQ/NMS:RELY), today announced that its Board of Directors has declared a regular cash dividend of $0.16 per common share for the quarter ending March 31, 1997, an increase of $0.02 or 14.3% from the regular cash dividend paid for the second quarter of fiscal year 1997. The dividend will be payable on April 18, 1997 to stockholders of record on April 4, 1997.

Raymond A. Nielsen, President and Chief Executive Officer commented, "The increase in the cash dividend reflects the Company's continued strong cash earnings and is consistent with the Board of Directors stated objective of enhancing long term stockholder value. Sharing Company profitability with Reliance stockholders through the payment of cash dividends is an integral component of our plan for generating earnings for our stockholders".

Reliance Bancorp, Inc. is the holding company for Reliance Federal Savings Bank and has assets of $1.9 billion. Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York and operate 28 banking offices, located in the New York City metropolitan areas of Queens, Nassau and Suffolk. Reliance Federal is a consumer oriented financial institution specializing in providing deposit and credit services for its communities.